                                                                   EXHIBIT 10.2

                         EXECUTIVE EMPLOYMENT AGREEMENT
                         ------------------------------

         This Executive Employment Agreement (the "Agreement") is dated effective as of the filing, with the Secretary of State of Oregon, of the Plan of Merger by and between Umpqua Holdings Corporation ("Umpqua") and VRB Bancorp
pursuant to an Agreement and Plan of Reorganization dated August 14, 2000 (the
"Effective Date"), and is by and between Umpqua and William A. Haden
("Executive").

         1. EMPLOYMENT. Umpqua, either directly or through one of its wholly owned subsidiaries, employs the Executive and the Executive accepts that employment on the terms and conditions contained in this Agreement.

         2. TERM. Umpqua agrees to employ the Executive for a period of two (2)
years commencing on the Effective Date (the "Term"), unless that employment is terminated earlier in accordance with this Agreement.

         3. DUTIES; POSITION.

                  3.1 Position. Executive shall be employed as President and
         Chief Executive Officer of South Umpqua Bank (the "Bank") in Roseburg,
         Oregon, and as such will have overall responsibility for the operations of the Bank and such other duties as may be designated by the Board of
         Directors of the Bank and will report to Raymond P. Davis. Executive will also serve as Executive Vice President of Umpqua.

                  3.2 Obligations of Executive.

                  (a) Executive agrees that to the best of his ability and
         experience Executive will at all times loyally and conscientiously perform all of the duties and obligations required of and from
         Executive pursuant to the express and implicit terms of this Agreement and at the direction of the Board of Directors.

                  (b) Executive agrees that Executive will devote all of his business and professional time and attention to the business affairs of the Bank. Executive shall not be employed by any person (including any individual or entity) other than the Bank in connection with any other business activity.

         4. BASE COMPENSATION. For services performed under this Agreement,
Executive shall be entitled to a salary ("Base Salary") of a minimum of Sixteen
Thousand Twenty-Five and 64/100 Dollars ($16,025.64) per month together with perquisites provided to senior officers of the Bank, commencing on the Effective
Date. Prior to the Effective Date, the Executive will continue to receive compensation at his current rate and participate in his current incentive compensation plan. Commencing on January 1, 2001, the Executive shall be entitled to participate in an executive incentive compensation plan, which plan shall provide Executive with the opportunity to earn up to thirty percent (30%)
of Executive's Base Salary each fiscal year as a cash bonus, to be developed and approved by the Board of Directors of the Bank after the Effective Date. The
Executive shall be entitled to such increase in Base Compensation as the Board of Directors may authorize in its sole discretion upon an annual performance review. The Executive is also entitled to a term life insurance policy with a death benefit of Three Hundred Fifty Thousand Dollars $350,000 through December
31, 2002, and One Hundred Fifty Thousand Dollars ($150,000) thereafter, payable to such beneficiary the Executive shall designate (or if no designation is made, to his estate), group health insurance for himself and his spouse paid for by
Umpqua, paid long term disability insurance under the Umpqua group plan, four
(4) weeks vacation, an automobile allowance of Six Hundred Dollars ($600) per month, and a reimbursement of reasonable relocation expenses payable within one
(1) week of Executive's relocation to Roseburg, Oregon.

         5. TERMINATION. The employment of Executive shall terminate upon the occurrence of any one or more of the events in this Section 5.

                  5.1 For Cause. The Bank's termination of Executive for Cause
         (as defined in Section 6.1 below) ("Termination For Cause").

                  5.2 Without Cause. The termination of Executive without Cause, at any time at the Bank's sole discretion, for any or no reason other than for Cause ("Termination Without Cause").

                  5.3 For Good Reason. Executive's termination of his employment for Good Reason (as defined in Section 6.2 below) within the ninety
         (90) day period immediately following one of the events set forth in
         Section 6.2 below ("Termination For Good Reason").

                  5.4 End of Term. Upon the expiration of the Term of this
         Agreement, the employment of Executive shall revert to
         employment-at-will unless this Agreement is renewed or extended in writing by the parties.

                  5.5 Death or Disability. Upon Executive's death or Disability
         (as defined in Section 6.3 below).

                  5.6 Resignation. Upon Executive's voluntary resignation in writing to Umpqua at least sixty (60) days prior to the effective date of such resignation ("Resignation"); provided Executive's Resignation shall not be permitted if an event has occurred that would give rise to a Termination For Cause.

         6. DEFINITIONS.

                  6.1 Cause. For the purposes of this Agreement, "Cause" for
         Executive's termination will exist upon the occurrence of one or more of the following events:

                           (a) Dishonest or fraudulent conduct by Executive with
                  respect to the performance of his duties with Umpqua or the
                  Bank;

                           (b) Conduct by Executive that materially discredits
                  Umpqua or the Bank or is materially detrimental to the
                  reputation of Umpqua or the Bank, including conviction or a plea of nolo contendere of Executive of a felony or crime
                  involving moral turpitude;

                           (c) Executive's willful misconduct or gross
                  negligence in performance of his duties under this Agreement, including but not limited to Executive's refusal to comply in any material respect with the legal directives of the Board of
                  Directors of the Bank;

                           (d) An order from a state or federal banking
                  regulatory agency requesting or requiring removal of Executive or a finding by any such agency that Executive's performance threatens the safety or soundness of Umpqua or any of its
                  subsidiaries;

                           (e) Executive's failure to materially perform the
                  duties set forth in Section 4 of this Agreement; or

                           (f) Material breach of Executive's fiduciary duties
                  to Umpqua or the Bank.

                  6.2 Good Reason. For purposes of this Agreement, "Good Reason"
         for Executive's termination will exist upon the occurrence of one or more of the following events:

                           (a) A material adverse change in Executive's position
                  causing such position to be of materially reduced stature or responsibility;

                           (b) A reduction of Executive's Base Salary unless in
                  connection with, and to the same degree as, reductions in the salaries of all or substantially all executive officers of the
                  Bank; or

                           (c) An unconsented requirement for Executive to
                  relocate to a facility or location more than twenty (20) miles from Roseburg, Oregon (or more than twenty (20) miles from
                  Eugene, Oregon, if relocation to Eugene is requested by the
                  Board of Directors and the Bank offers to reimburse Executive for his reasonable relocation expenses from Roseburg to
                  Eugene).

                  6.3 Disability. For purposes of this Agreement, "Disability"
         shall mean that Executive has been unable to perform his duties under this Agreement as a result of his incapacity due to physical or mental illness, and such inability, which continues for at least one hundred twenty (120) consecutive calendar days or one hundred fifty (150)
         calendar days during any consecutive twelve (12) month period, if shorter, after its commencement, is determined to be total and permanent and under which the Executive is unable to perform the essential functions of his position with or without reasonable accommodation, by a physician selected by Umpqua and its insurers and acceptable to Executive or Executive's legal representative (with such agreement on acceptability of the physician not to be unreasonably withheld).

         7. SEVERANCE BENEFITS. Executive shall be entitled to receive severance benefits upon termination of employment only as set forth in this Section 7.

         7.1 Termination Without Cause or For Good Reason. In the event of a
Termination Without Cause or Termination For Good Reason during the Term hereof,
Executive will receive payment for all Base Salary and benefits accrued as of the date of Executive's termination together with severance benefits equal to:

                  (i) if such termination occurs on or prior to December 31,
         2001, the amount of Two Hundred Fifty Thousand Dollars ($250,000), or

                  (ii) if such termination occurs on or after January 1, 2002, the amount of one (1) years Base Salary and the amount equal to the cash bonus paid to Executive by Umpqua for the previous fiscal year.

                  All Base Salary and benefits accrued as of the date of
         termination shall be paid on the date of termination. Severance benefits under this subparagraph shall be paid in twelve (12) equal monthly installments. All severance benefit payments are conditioned upon Executive not being in violation of any material term of this
         Agreement and Executive not, on any payment date, Competing (as defined in Section 0 below) with Umpqua.

         7.2 Termination by Reason of Death or Disability. In the event of a termination by reason of death or Disability, Executive (or in the event of death, Executive's estate) will receive payment on the date of termination for all Base Salary and benefits accrued as of the date of Executive's termination.

         7.3 Resignation by Executive. In the event of a Resignation between one hundred eighty (180) days and one (1) year after the Effective Date, Executive will receive payment for all Base Salary and benefits accrued as of the date of
Executive's resignation together with severance benefits equal to six (6) months
Base Salary. All Base Salary and benefits accrued as of the date of termination shall be paid on the date of termination. Severance benefits under this subparagraph shall be paid in six (6) equal monthly installments. All severance benefit payments are conditioned upon Executive not being in violation of any material term of this Agreement and the Executive not, on any payment date,
Competing with Umpqua.

         7.4 Termination Relating to a Change in Control.

                  (a) In the event of a Termination Without Cause in
         anticipation of, in connection with, or within one hundred eighty (180)
         days of the closing date of a Change in Control or a Termination For
         Good Reason within one hundred eighty (180) days of the closing date of a Change in Control, then Umpqua, or its successor in interest, shall pay Executive all Base Salary and benefits accrued as of the date of termination together with severance benefits equal to:

                           (i) if such termination occurs on or prior to
                  December 31, 2001, the amount of Two Hundred Fifty Thousand
                  Dollars ($250,000), or

                           (ii) if such termination occurs on or after January
                  1, 2002, the amount of one (1) years Base Salary and an amount equal to the cash bonus paid to Executive by Umpqua for the previous fiscal year.

                  All Base Salary and benefits accrued as of the date of
         termination shall be paid on the date of termination. Severance benefits under this subparagraph shall be paid in twelve (12) equal monthly installments following such termination. All severance benefit payments are conditioned upon Executive not being in violation of any material term of this Agreement and the Executive not, on any payment date, Competing with Umpqua.

                  (b) In the event of a Termination Without Cause or a
         Termination For Good Reason one hundred eighty (180) days or more after the closing date of a Change in Control, then Umpqua, or its successor in interest, shall pay Executive all Base Salary and benefits accrued as of the date of termination together with severance benefits equal to:

                           (i) if such termination occurs on or prior to
                  December 31, 2001, the amount of One Hundred Twenty-Five
                  Thousand Dollars ($125,000), or

                           (ii) if such termination occurs on or after January
                  1, 2002, the amount of six (6) months Base Salary and the
                  amount equal to one-half (1/2) of the cash bonus paid to
                  Executive by Umpqua for the previous fiscal year.

                  If Executive is entitled to severance benefits under this
         subparagraph and under Section 7.1 of this Agreement, then Executive is entitled to receive only the greater of the two severance benefits. All
         Base Salary and benefits accrued as of the date of termination shall be paid on the date of termination. Severance benefits under this subparagraph shall be paid in six (6) equal monthly installments following such termination. All severance benefit payments are conditioned upon Executive not being in violation of any material term of this Agreement and the Executive not, on any payment date, Competing with Umpqua.

                  (c) In the event of a Resignation between one hundred eighty
         (180) days and one (1) year after the closing date of a Change in
         Control, then Umpqua, or its successor in interest, shall pay Executive all Base Salary and benefits accrued as of the date of termination together with severance benefits equal to:

                           (i) if such termination occurs on or prior to
                  December 31, 2001, the amount of One Hundred Twenty-Five
                  Thousand Dollars ($125,000), or

                           (ii) if such termination occurs on or after January
                  1, 2002, six (6) months Base Salary and an amount equal to one-half (1/2) of the cash bonus paid to Executive by Umpqua for the previous fiscal year.

                  If Executive is entitled to severance benefits under this
         subparagraph and under Section 7.3 of this Agreement, then Executive is entitled to receive only the greater of the two severance benefits. All
         Base Salary and benefits accrued as of the date of termination shall be paid on the date of termination. Severance benefits under this subparagraph shall be paid in six (6) equal monthly installments. All severance benefit payments are conditioned upon Executive not being in violation of any material term of this Agreement and the Executive not, on any payment date, Competing with Umpqua. After the six (6) initial monthly severance benefit payments, Umpqua shall pay Executive additional monthly severance benefits for up to an additional six (6)
         months; provided Executive is not employed during such month.

         7.5 Section 280G. If the payment under this Section 7, either alone or together with other payments to which the Executive is entitled to receive from
Umpqua, would constitute an "excess parachute payment" as defined in Section
280G of the Internal Revenue Code of 1986, as amended (the "Code"), such severance payment shall be reduced to the largest amount that will result in no portion of the payment under this Section 7 being subject to the excise tax imposed by Section 4999 of the Code. The determination of any reduction in the severance payment under this Section 7 pursuant to the foregoing provisions, shall be made by mutual agreement of Umpqua and the Executive.

         7.6 Competing. For purpose of this Section 7, "Competing" shall mean any activity of the Executive as an officer, director, owner (except for an ownership of less than three percent (3%) of any publicly traded security), employee, consultant or otherwise, of a financial services company with an office or doing business within fifty (50) miles of any office or branch of
Umpqua or any of its subsidiaries, at the time of such termination.

         7.7 COBRA. In the event of a termination and while Executive is entitled to receive severance benefit payments, Umpqua shall provide COBRA benefits consistent with health insurance coverage prior to termination;
provided Executive and his spouse are eligible to receive such benefits under applicable law.

         8. DEFINITION OF CHANGE IN CONTROL. For the purposes of this Agreement, a "Change in Control" shall be deemed to have occurred when any of the following events takes place:

                  8.1 Acquisition of Fifty Percent or More of Voting Power. Any
         person (including any individual or entity) or persons acting in concert becomes the beneficial owner of voting shares representing fifty percent (50%) or more of the voting power of Umpqua.

                  8.2 Removal of Directors. A majority of the Board of Directors of Umpqua are removed from office by a vote of the shareholders of
         Umpqua over the recommendation of the Board of Directors then serving.

                  8.3 Merger. Umpqua is a party to a plan of merger or plan of exchange and upon consummation of such plan, the shareholders of Umpqua immediately prior to the transaction do not own or continue to own at least a majority of the shares of the surviving company.

         9. ARBITRATION. Any dispute or claim arising out of or in connection with this Agreement will be finally settled by binding arbitration in Portland,
Oregon in accordance with the rules of the American Arbitration Association by one (1) arbitrator appointed in accordance with said rules. The arbitrator shall apply Oregon law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this Section 9, without breach of this arbitration provision.

         10. CONFIDENTIAL INFORMATION. The parties acknowledge that in the course of Executive's duties he will have access to and become familiar with certain proprietary and confidential information of Umpqua and its subsidiaries and other information not known by its actual or potential competitors.
Executive acknowledges that such information constitutes valuable, special, and unique assets of Umpqua's business, even though such information may not be of a technical nature and may not be protected under trade secret or related laws.
Executive agrees that he will hold in a fiduciary capacity and will not use for himself and will not reveal, communicate, or divulge during the period of his employment with Umpqua or at any time thereafter, and in any manner whatsoever, any such date and confidential information of any kind, nature, or description concerning any matters affecting or relating to Umpqua's business, its customers, depositors or its services, to any person, firm, entity, or company other than Umpqua or persons, firms, entities, or companies designated by
Umpqua. Executive agrees that all memoranda, notes, records, papers, customer files, and other documents, and all copies thereof relating to Umpqua's operations or business, or matters related to any of Umpqua's customers or depositors, some of which may be prepared by Executive, and all objects associated therewith in any way obtained by Executive, shall be Umpqua's property.

         11. NONSOLICITATION AGREEMENT. Executive will not solicit any customer or depositor of Umpqua or any of its subsidiaries for any financial services or products, or solicit any employee of Umpqua any of its subsidiaries for employment with any other company provided Executive receives consideration as follows:

                  Step 1 During the two year term of this Agreement, under any circumstance where Executive is entitled to severance pay and Umpqua is committed to pay severance, Executive will be bound by this nonsolicitation provision for the length of time Executive would be entitled to such severance pay, even if Executive chooses to compete and Umpqua is relieved of any payment during that period of time for which Umpqua would otherwise have been obligated to pay the Executive not to compete.

                  Step 2 At termination anytime, even at some future date after the expiration of the term of this Agreement, if there is a time when
         Umpqua is not obligated to pay severance, but, nonetheless, offers to pay Executive's Base Salary for any length of time up to one year,
         Executive agrees not to solicit or to compete (as defined at paragraph
         7.6) during the period of time for which Executive is actually paid. If
         Executive chooses to compete, thereby negating the obligation to pay his Base Salary for this period of time (up to a year), nonetheless because Umpqua had been willing to pay full Base Salary during that period of time, Executive will not be relieved of the nonsolicitation obligation during that period of time during which Umpqua had offered to pay Executive's full Base Salary.

         12. NOTICES. All notices, requests, demands, and other communications provided for by this Agreement will be in writing and shall be deemed sufficient upon receipt, when delivered personally or by a nationally-recognized delivery service (such as Federal Express), or three (3) business days after being deposited in the U.S. mail as certified mail, return receipt requested, with postage prepaid, if such notice is addressed to the party to be notified at such party's address as set forth below or as subsequently modified by written notice.

               To Umpqua:           Umpqua Holdings Corporation
                                    445 S.E. Main Street
                                    Roseburg, Oregon 97470
                                    Attention:  Secretary

               To Executive:        William A. Haden
                                    2850 N. Applegate Rd.
                                    Grants Pass, OR 97527

13.     GENERAL PROVISIONS.
        ------------------

         13.1 Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of
Oregon, without giving effect to the principles of conflict of laws.

         13.2 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision(s) in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the
Agreement shall be interpreted as if such provisions were so excluded, and (iii)
the balance of the Agreement shall be enforceable in accordance with its terms.

         13.3 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

         13.4 Entire Agreement. This Agreement constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

         13.5 Previous Employment Agreement. This Agreement supercedes all existing agreements regarding employment and severance with Umpqua, the Bank,
VRB Bancorp or Valley of the Rogue Bank, including but not limited to that certain Employment Agreement dated January 10, 1996, by and between Executive and Valley of the Rogue Bank; provided however, terms relating to Employee's stock options that are set forth in existing agreements remain in effect except as may be affected by the terms of the Plan of Merger.

         13.6 Waiver. No waiver of any provision of this Agreement shall be valid unless in writing, signed by the party against whom the waiver is sought to be enforced. The waiver of any breach of this Agreement or failure to enforce any provision of this Agreement shall not waive any later breach.

         13.7 Assignment. Executive shall not assign or transfer any of his rights pursuant to this Agreement, wholly or partially, to any other person or to delegate the performance of its duties under the terms of this Agreement.

         13.8 Attorneys' Fees. In the event of any arbitration or legal proceeding relating to this Agreement, the prevailing party in such proceeding shall be entitled to recover reasonable attorneys' fees in such proceeding, or any appeal thereof, to be set by the arbitrators or the court without the necessity of hearing testimony or receiving evidence, in addition to the costs and disbursements allowed by law.

14.      ADVICE OF COUNSEL. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES THAT, IN
         EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK
         THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD
         ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL
         NOT BE CONSTRUED AGAINST ANY PARTY BE REASON OF THE DRAFTING OR
         PREPARATION HEREOF.

                                    UMPQUA HOLDINGS CORPORATION

                                    By:     /s/ Raymond P. Davis
                                            ------------------------------------
                                            Raymond P. Davis, President

                                    EXECUTIVE

                                    /s/ William A. Haden
                                    --------------------------------------------
                                    William A. Haden